                                                                  Exhibit (a)(1)

                          SORRENTO NETWORKS CORPORATION

                      OFFER TO EXCHANGE OUTSTANDING OPTIONS
              TO PURCHASE COMMON STOCK UNDER ELIGIBLE OPTION PLANS
                          AND CERTAIN NON-PLAN OPTIONS

                    THE OFFER AND WITHDRAWAL RIGHTS EXPIRE ON
                     MAY 14, 2002 AT 5:00 PM., PACIFIC TIME,
                          UNLESS THE OFFER IS EXTENDED

          Sorrento Networks Corporation is offering to employees of ours and of our subsidiaries in the United States the right to exchange outstanding options to purchase shares of our common stock having an exercise price greater than or equal to $7.50 per share for FIBR options and all outstanding options of our subsidiary, Sorrento Networks Inc. ("SNI"), regardless of exercise price, for new nonqualified stock options with a new exercise price (the "New Grant Program").

           Eligible options were originally granted under the Sorrento Networks Corporation 1988 Stock Option Plan (the "1988 Plan"),the Amended and Restated 1997 Incentive and Non-Qualified Stock Option Plan (the "1997 Plan"), the
1999 special grant program (the "1999 program"), the Sorrento Networks Corporation 2000 Stock Incentive Plan (the "2000 Plan") and the Sorrento Networks Inc. 2000 Stock Option/Stock Issuance Plan ((the "SNI Plan") and, collectively with the 1988 Plan, 1997 Plan, the 1999 program and the 2000 Plan, the "Plans"). New stock options will be granted under the 2000 Plan for those options that are cancelled pursuant to this offer. If you wish to participate in the New Grant Program, you may elect to exchange any options with an exercise price greater than or equal to $7.50 per share for FIBR options and all SNI options, regardless of exercise price. However, you may not participate in the New Grant Program if you were granted stock options on or after October 1, 2001. Current and former directors and executive officers (within the meaning of Rule 16a-1(f) promulgated under the Securities Exchange Act of 1934, as amended) and key management as well as our independent contractors, advisory board members and other non-employees of ours or of our subsidiaries are not eligible to participate in the New Grant Program. We are making this offer upon the terms and subject to the conditions set forth in this Offer to Exchange and in the accompanying Letter of Transmittal (Election to Participate). New options will be granted no sooner than six months and one day after the date we cancel the options accepted for exchange, which we currently anticipate to be during our fourth fiscal quarter but not prior to November 15, 2002 (the "replacement grant date").

          Some key features of the new options will include:

     o the number of FIBR shares subject to each new option grant will be the same as the number of FIBR shares subject to each of your corresponding cancelled option grants, subject to adjustments for any stock splits, stock dividends and similar events;

     o the number of FIBR shares subject to each new option grant will be calculated by using a conversion ratio of 1 FIBR share for every 3.9 SNI shares for each of your corresponding cancelled option grants subject to adjustments for any stock splits, stock dividends and similar events;

     o the exercise price of the new options will be the 4:00 p.m. Eastern Time closing sale price of our common stock as reported on the Nasdaq National Market or other public market on which our common stock is traded on the replacement grant date (or the last trading day before the replacement grant date, if the market for trading in our stock is closed on such date);

     o   the new option grant(s) will be nonqualified stock options;

     o the term of the new option grant(s) will be ten years from the replacement grant date;

     o the new option grant(s) will be vested to the same degree that your cancelled option grant(s) would have been vested on the replacement grant date, with the unvested portion of your new option grants vesting in accordance with the vesting schedule(s) of your cancelled option grant(s) following the replacement grant date; and

     o the other terms and conditions of the new option grant(s) will be substantially similar to those of the cancelled option grant(s).

          The terms of the offer exchange program are summarized in question and answer format in the accompanying Summary Term Sheet, and are described in greater detail in the accompanying Offer to Exchange document. We urge you to read these documents carefully and in their entirety. This offer to exchange is subject to the terms and conditions described in these documents. The New Grant Program is not conditioned upon a minimum number of options being elected for exchange, however, you cannot elect to cancel and exchange only a part of an outstanding option grant.

           In order to receive the new option grant(s), you must have a signed confidentiality and non-disclosure agreement on file with us, and you must still be employed with us or one of our subsidiaries on the replacement grant date. If you are an at-will employee, your election to participate in the New Grant Program will not in any way change your status as an at-will employee. In addition, we cannot guarantee you that you will receive new options in the New Grant Program if a change of control of Sorrento Networks Corporation occurs between the cancellation of your option grant(s) and the replacement grant date.

          We are implementing the New Grant Program because a considerable number of employees have stock options that have exercise prices significantly above our current and recent trading prices. We believe that the New Grant Program will provide renewed incentives to our employees and that, for many eligible employees, the exchange will create a better opportunity to realize value from their options. We are offering this program to allow employees to choose on a voluntary basis whether to keep their current stock options at their current exercise prices, or to cancel those options for new options.

          Although our Board of Directors has approved the New Grant Program, neither we nor our Board of Directors make any recommendation as to whether you should exchange or refrain from exchanging your options. You must make your own decision whether to exchange your options.

          Shares of the Company's common stock are quoted on the Nasdaq National Market under the symbol "FIBR". On April 2, 2002, the last sale price of our common stock as reported on the Nasdaq National Market was $2.47 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to exchange your options.

          You should direct questions about the New Grant Program or requests for assistance or for additional copies of this Offer to Exchange or the Letter of Transmittal (Election to Participate) to Sorrento Networks Corporation by telephone at (858) 558-3960.

IMPORTANT

          If you wish to exchange your options, you must complete and sign the accompanying Letter of Transmittal (Election to Participate) in accordance with its instructions, and deliver it and any other required documents to Sorrento Network Corporation. If you wish to exchange your SNI options, you must also complete and sign the accompanying Stock Option Conversion Form and deliver it to Sorrento Networks Corporation. You may hand deliver or send documents by fax at (858) 558-3977 attn: Tom McLain or by mail to Sorrento Networks Corporation, attn: Tom McLain, 9990 Mesa Rim Road, San Diego, California 92121. Please allow sufficient time to ensure that we receive these documents by the deadline of 5:00 p.m. Pacific Time on May 14, 2002. If you send your documents by fax, please be sure to get a confirmation of delivery. You do not need to return your existing stock option agreements and related forms to participate in the New Grant Program.

          We are not aware of any jurisdiction where the implementation of the New Grant Program violates applicable law. If we become aware of any jurisdiction where the implementation of the New Grant Program violates applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the New Grant Program will not be made available to, nor will elections to exchange options be accepted from or on behalf of, the option holders residing in such jurisdiction.

          We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange or refrain from exchanging your options pursuant to the New Grant Program. You should rely only on the information contained in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any


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

representations in connection with the New Grant Program other than the information and representations contained in this document or in the accompanying Letter of Transmittal (Election to Participate). If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.





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



                          SORRENTO NETWORKS CORPORATION

                                OFFER TO EXCHANGE

                                Summary of Terms

                                  April 3, 2002


                                TABLE OF CONTENTS


                                                                                        Page
                                                                                        ----
SUMMARY TERM SHEET                                                                      1

GENERAL QUESTIONS ABOUT THE NEW GRANT PROGRAM                                           1

1.       What is the New Grant Program?                                                 1

2.       What securities are we offering to exchange?                                   1

3.       Why is Sorrento Networks corporation implementing the
         New Grant Program?                                                             2

4.       Who is eligible to participate?                                                2

5.       Are overseas employees eligible to participate?                                2

6.       What do I need to do to participate in the New Grant Program?                  3

7.       Does the New Grant Program extend to all of Sorrento Networks
         Corporation's employee option plans?                                           3

8.       Is this a repricing?                                                           3

9.       Why can't Sorrento Networks Corporation just reprice my options,
         as I have seen done at other companies?                                        3

10.      Why can't I just be granted additional new options?                            4

11.      If I decide to participate in the New Grant Program, what will happen
         to my current options?                                                         4

12.      What is the deadline to elect to participate in the New Grant Program,
         and how do I participate?                                                      4

13.      What will happen if I do not turn in my form by the deadline?                  4

14.      How do I withdraw from the New Grant Program after I have
         submitted a Letter of Transmittal (Election to Participate)?                   5

15.      During what period of time may I withdraw a previous election to
         participate in the New Grant Program?                                          5

16.      Am I eligible to receive future grants of options during the following
         six-month period if I participate in the New Grant Program?                    5

17.      Are there any tax consequences to my participation in the New Grant
         Program?                                                                       5

18.      How should I decide whether or not to participate in the New Grant
         Program?                                                                       6

19.      What do we and our Board of Directors think of the New Grant Program?          6

20.      What if my employment at Sorrento Networks Corporation ends between the date of this Offer to Exchange and the replacement
         grant date?                                                                    6

21.      What are the conditions to the New Grant Program?                              6

                 SPECIFIC QUESTIONS ABOUT THE TENDERED OPTIONS

22.      Which options can be tendered?                                                 7

23.      If I have multiple option grants, can I choose which option grants
         I want to tender?                                                              7

24.      Can I tender option grants that I have already exercised?                      7

25.      Can I tender only a portion of an eligible option grant?                       7

26.      If my option grant is split between an Incentive Stock Option and a nonqualified stock option because my original grant exceeded the
         $100,000 limit on Incentive Stock Options, can I cancel one part of
         this option grant but not the other?                                           8

27.      If I choose to participate in the New Grant Program, what will happen
         to my options that will be cancelled?                                          8

28.      Will the shares subject to cancelled options be returned to the pool of
         shares available for future grant under the plans?                             8


                    SPECIFIC QUESTIONS ABOUT THE NEW OPTIONS

29.      When will we grant the new options?                                            8

30.      What will be the share amount of the new options?                              8

31.      What will be the exercise price of the new options?                            9

32.      What will be the vesting schedule of the new options?                          9

33.      If my current option(s) are Incentive Stock Options, will my new
         option(s) be Incentive Stock Options?                                          9

34.      What will be the terms and conditions of the new options?                      9

35.      Why won't we grant the new options immediately after we cancel
         the options accepted for exchange?                                             9

36.      What happens if Sorrento Networks Corporation is subject to a change
         in control before the new options are granted?                                 10

37.      After the grant of my new option(s), what happens if I again end
         up "underwater"?                                                               11

38.      What do I need to do to participate in the New Grant Program?                  11


                               SUMMARY TERM SHEET

          This section answers some of the questions that you may have about the New Grant Program. However, it is only a summary, and you should carefully read the remainder of this Offer to Exchange and the accompanying Letter of Transmittal (Election to Participate) because the information in this summary is not complete and because there is additional important information in the remainder of this Offer to Exchange and the Letter of Transmittal (Election to Participate).

                  GENERAL QUESTIONS ABOUT THE NEW GRANT PROGRAM

1.    What is the New Grant Program?

          We are offering to employees of ours and of our subsidiaries in the United States the right to tender outstanding options to purchase shares of our common stock that have an exercise price greater than or equal to $7.50 per share for FIBR shares, and all SNI options, regardless of exercise price, for new nonqualified stock options with a new exercise price to be granted no sooner than six months and one day after the date we cancel the options accepted for exchange. We currently anticipate that the replacement options will be granted during our fourth fiscal quarter but not prior to November 15, 2002.

2.    What securities are we offering to exchange?

          We are offering the right to exchange all outstanding options to purchase shares of Sorrento Networks Corporation common stock having an exercise price greater than or equal to $7.50 per share for FIBR shares, and all SNI options regardless of exercise price, granted under the Sorrento Networks Corporation 1988 Equity Incentive Plan (the "1988 Plan") the Sorrento Networks Corporation Amended and Restated 1997 Incentive and Non-Qualified Stock Option Plan (the "1997 Plan"), the 1999 special grant program (the "1999 program"), the Sorrento Networks Corporation 2000 Equity Incentive Plan (the "2000 Plan"), the Sorrento Networks, Inc. 2000 Stock Option/Stock Issuance Plan (the "SNI Plan") and, collectively with the 1988 Plan, the 1997 Plan, and the 1999 program, and the 2000 Plan, the "Plans") for new nonqualified stock options under the 2000 Plan. New stock options will be granted under the 2000 Plan for those options that are cancelled pursuant to this offer. If you wish to participate in the New Grant Program, you may elect to exchange any options that have an exercise price greater than or equal to $7.50 for FIBR shares and all SNI options regardless of exercise price. However, you may not participate in the New Grant Program if you received options on or after October 1, 2001.

3.    Why is Sorrento Networks Corporation implementing the New Grant Program?

        We are implementing the New Grant Program because a considerable number of employees have vested and/or unvested stock options that are "underwater," i.e., they have exercise prices significantly above our current and recent trading prices. As a result, these options no longer serve the incentive purpose for which they were granted. We are offering this program to allow our employees to choose whether to keep their current stock options at their current exercise prices, or to tender those options in exchange for new options to purchase the same number of shares as the cancelled options at a new price.

        The new options will be granted no sooner than six months and one day (the "replacement grant date") from the date we cancel the options accepted for exchange (the "cancellation date"). The new options will cover the same number of shares as are subject to the cancelled FIBR options, subject to adjustments for any stock splits, stock dividends and similar events. The number of SNI shares subject to each new option will be calculated by using a conversion ratio of 1 FIBR share for every 3.9 SNI shares for each of your corresponding cancelled SNI options, subject to adjustments for any stock splits, stock dividends and similar events. The exercise price of the new options will be equal to the 4:00 p.m. closing sale price of our common stock on the replacement grant date (or the last trading day before the replacement grant date, if the market in our common stock is closed on such date).

        The New Grant Program is designed to provide our employees with the opportunity to hold options that over time may have a greater potential to increase in value, which we hope will increase the incentives to our employees to improve our financial performace, thereby creating value for our common stockholders. Although we hope that this program will improve the current "underwater" options issue, this cannot be guaranteed in light of the risks of a volatile and unpredictable stock market.

4.    Who is eligible to participate?

        Current employees of Sorrento Networks Corporation or of our subsidiaries who have a signed confidentiality and non-disclosure agreement on file with us, and who hold stock options with an exercise price greater than or equal to $7.50 for FIBR shares and all options for SNI shares, regardless of exercise price, under the Plans are eligible to participate in the New Grant Program. If you were granted any options, either FIBR or SNI Options, within the six months prior to the cancellation date, you are not eligible to participate in the New Grant Program. Our current and former directors and executive officers, and key management, as well as our independent contractors, advisory board members and other non-employees are not eligible to participate in the New Grant Program.

5.    Are overseas employees eligible to participate?

        Employees located outside of the United States are not eligible to participate in the New Grant Program.

6.    What do I need to do to participate in the New Grant Program?

        To participate in the New Grant Program, you must make a voluntary election that will become irrevocable by 5:00 p.m. Pacific Time on May 14, 2002, to cancel your outstanding stock options in exchange for new nonqualified stock options to be granted on the replacement grant date.

        You must complete the Letter of Transmittal (Election to Participate) that is attached at the end of this Offer to Exchange, sign it, and ensure that Sorrento Networks Corporation receives it no later than 5:00 p.m. Pacific Time on May 14, 2002. If you wish to exchange SNI options, you must also complete and deliver the accompanying Stock Option Conversion form. If possible, please hand deliver your form to Sorrento Networks Corporation. Otherwise, you can return your form by fax to (858) 558-3977 attn: Tom McLain or by mail to Sorrento Networks Corporation attn: Tom McLain, 9990 Mesa Rim Road, San Diego, California 92121. Sorrento Networks Corporation will send you a confirmation by e-mail within three business days of receipt of your Letter of Transmittal (Election to Participate, and Stock Option Conversion form, if applicable). However, if you submit your Letter of Transmittal (Election to Participate, and Stock Option Conversion form, if applicable) shortly before the specified deadline, you may not receive your confirmation before the deadline.

7. Does the New Grant Program extend to all of Sorrento Networks Corporation's employee option plans?

      The New Grant Program extends to options granted under each of the Plans.

8.    Is this a repricing?

      No, this is not a stock option repricing. In a repricing, the exercise price of an employee's current option is adjusted immediately. Under current accounting rules, immediate repricing requires a company to record and publicly disclose additional compensation expense until the repriced options are exercised, are canceled, or expire. As the result of an immediate repricing, the company could be required to report greater losses or lower earnings each financial reporting period during which the option is outstanding.

9. Why can't Sorrento Networks Corporation just reprice my options, as I have seen done at other companies?

      In 1998, the Financial Accounting Standards Board adopted rules that have unfavorable accounting consequences for companies that reprice options. If we were to reprice options, we would need to record an accounting charge against our earnings which could vary substantially period to period. The amount of this charge would vary based upon the future appreciation of the common stock subject to the repriced options. As a result, a simple option "repricing" would adversely impact our operating results.

10.   Why can't I just be granted additional new options?

      Because of the number of options currently outstanding, an additional grant equal to your out-of-the-money options could be significantly dilutive to our current and future stockholders and could potentially have a negative impact on our outstanding shares and earnings per share.

11. If I decide to participate in the New Grant Program, what will happen to my current options?

      If you elect to participate in the New Grant Program, the options you have elected to exchange will be cancelled after 5:00 p.m. Pacific Time on May 14, 2002.

12. What is the deadline to elect to participate in the New Grant Program, and how do I participate?

      The deadline to elect to participate in the New Grant Program is 5:00 p.m. Pacific Time on May 14, 2002, unless we extend it. This means that Sorrento Networks Corporation must have your election form in its hands before that time. We may, in our discretion, extend the deadline to participate in the New Grant Program at any time, but we cannot assure you that the New Grant Program will be extended or, if it is extended, for how long. If we extend the deadline to elect to participate in the New Grant Program, we will make an announcement of the extension no later than 6:00 a.m. Pacific Time on the next business day following the previously scheduled expiration date. If we extend the deadline beyond that time, you must deliver these documents before the extended deadline.

      We reserve the right to reject any elections to exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept for exchange those stock options for which you have made a proper and timely election that is not withdrawn. Subject to our rights to extend, terminate and amend the New Grant Program, currently we expect that we will accept all such options promptly after the expiration of the deadline to elect to participate in the New Grant Program.

13.   What will happen if I do not turn in my form by the deadline?

      If you do not turn in your election form by the deadline, you will retain your existing options and will not participate in the New Grant Program. Your existing stock options will remain unchanged with their original exercise price and original terms. You will also receive a supplemental option grant equal to 10% of the equivalent number of FIBR options you currently hold. For the purpose of calculating the number of options you will receive in the supplemental option grant, your current SNI options will be converted to FIBR options using a conversion ratio of 1 FIBR option for 3.9 SNI options. You will receive the supplemental option grant one day after the expiration of the deadline to elect to participate in the New Grant Program. Please be sure to allow sufficient time to ensure receipt by us and delivery of confirmation to you before the deadline.

14. How do I withdraw from the New Grant Program after I have submitted a Letter of Transmittal (Election to Participate)?

      To withdraw an election to exchange options, you must deliver to Sorrento Networks Corporation a completed Notice of Withdrawal in the form accompanying this Offer to Exchange with the required information prior to 5:00 p.m. Pacific Time on May 14, 2002. If possible, please hand deliver your Notice of Withdrawal to Sorrento Networks Corporation. Otherwise, you can return your form to Sorrento Networks Corporation either by fax to (858) 558-3977 attn: Tom McLain or by mail to Sorrento Networks Corporation attn: Tom McLain, 9990 Mesa Rim Road, San Diego, California 92121. Please be sure to allow sufficient time to ensure receipt by us and delivery of confirmation to you before the deadline. Once you have withdrawn options, you may re-elect to exchange options only by again following the election procedure described in the answer to Question 6.

15. During what period of time may I withdraw a previous election to participate in the New Grant Program?

      You may withdraw your election to participate in the New Grant Program at any time before 5:00 p.m. Pacific Time on May 14, 2002. If we extend the New Grant Program beyond that time, you may withdraw your options elected for exchange at any time until the expiration of the extended deadline.

16. Am I eligible to receive future grants of options during the following six-month period if I participate in the New Grant Program?

      Because of unfavorable accounting charge consequences, participants in the New Grant Program are not eligible to receive any additional stock option grants until after the replacement grant date.

17.   Are there any tax consequences to my participation in the New Grant
      Program?

      If you participate in the New Grant Program, you will not be required under current law to recognize income for United States federal income tax purposes at the time of the exchange or when the new option(s) are granted. With regard to the new option(s), the tax aspects of such options will be the same as any other nonqualified option grant. Those consequences are described in the Offer to Exchange. If you do not participate in the New Grant Program, we do not believe that any of the terms of your eligible Incentive Stock Option(s), as defined in the Internal Revenue Code, will change. However, it is possible that the IRS could decide that your right to exchange your incentive stock option(s) under the Offer to Exchange is a "modification" of your Incentive Stock Option(s), even though you will not have exchanged the option(s). A successful assertion by the IRS that an option is modified could extend the option's holding period to qualify for favorable tax treatment and cause a portion of an Incentive Stock Option to be treated as a nonqualified stock option.

      We recommend that you consult your own tax advisor with respect to the federal, state, provincial, local and foreign tax consequences of participating in the New Grant Program.

18.   How should I decide whether or not to participate in the New Grant
      Program?

      The decision to participate in the New Grant Program must be your personal decision, and it will depend largely on your assumptions about the future overall economic environment, the performance of the overall market and companies in our sector and our own business and stock price. It will also depend on the exercise price and vesting status of your current options.

19.   What do we and our Board of Directors think of the New Grant Program?

      Our Board of Directors approved the New Grant Program, but neither Sorrento Networks Corporation nor our Board of Directors makes any recommendation as to whether you should participate in the New Grant Program. Our current and former directors and executive officers, and key management are not eligible to participate in the New Grant Program.

20. What if my employment at Sorrento Networks Corporation ends between the date of this Offer to Exchange and the replacement grant date?

      If your employment with Sorrento Networks Corporation is on an at-will basis, nothing in this Offer to Exchange modifies or changes that. You will not be able to revoke your Letter of Transmittal (Election to Participate) after 5:00 p.m., Pacific Time, on May 14, 2002. If your employment with Sorrento Networks Corporation or one of its subsidiaries is terminated by you, Sorrento Networks Corporation, or one of our subsidiaries, voluntarily, involuntarily or for any reason or no reason, before your new option(s) are granted, you will not have a right to any stock option(s) that were previously cancelled, and you will not have a right to the grant that would have been issued on the replacement grant date. Therefore, if you are not an employee of Sorrento Networks Corporation or one of our subsidiaries from the date of this Offer to Exchange through the replacement grant date, you will not receive new option(s) or any other consideration in exchange for your cancelled option(s).

21.   What are the conditions to the New Grant Program?

      The implementation of the New Grant Program is not conditioned upon a minimum number of options being cancelled. The New Grant Program is subject to a number of other conditions, including the conditions described in Section 6.

               SPECIFIC QUESTIONS ABOUT THE TENDERED OPTIONS

22.  Which options can be tendered?

     Options with an exercise price greater than or equal to $7.50 per share for FIBR shares and all SNI options regardless of exercise price may be tendered for exchange in connection with the New Grant Program. You may voluntarily elect to tender one or more FIBR option grants with an exercise price greater than or equal to $7.50 per share and any SNI options, regardless of price. However, you may not participate in the New Grant Program if you were granted any options on or after October 1, 2001.

23. If I have multiple option grants, can I choose which option grants I want to tender?

      If you are eligible to participate in the New Grant Program, you may choose to tender one or more option grants if such option grants have an exercise price greater than or equal to $7.50 per share for FIBR shares or are SNI options, regardless of price. Inclusion of such grants is entirely at your discretion. However, you may not participate in the New Grant Program if you were granted options on or after October 1, 2001.

24.   Can I tender option grants that I have already exercised?

      No. The New Grant Program only pertains to currently outstanding options; it does not apply in any way to shares purchased upon the exercise of options. If you have previously exercised an option in its entirety, that option is no longer outstanding and is therefore not eligible for exchange through the New Grant Program. If you exercised an eligible option in part, the remaining outstanding unexercised portion of the option grant is eligible for exchange through the New Grant Program and may be tendered for cancellation and exchange.

25.   Can I tender only a portion of an eligible option grant?

      No, you cannot tender an outstanding option grant in part. By way of example, if you have an option grant for 1,000 shares granted in May 2000 and a grant for 500 shares granted in April 2001, you could elect to tender both, either or neither of these grants. You could not elect to tender just 500 shares of the May 2000 grant, or any other partial cancellation of either option grant. Likewise, if an option grant is partially vested and partially unvested, you cannot choose to tender only the unvested portion. You are permitted to exercise the vested portion of an option grant and tender the balance for exchange and cancellation.

26. If my option grant is split between an Incentive Stock Option and a nonqualified stock option because my original grant exceeded the $100,000 limit on Incentive Stock Options, can I cancel one part of this option but not the other?

      You cannot cancel one part of an option grant that has been split into an Incentive Stock Option, as defined in the Internal Revenue Code, and a nonqualified stock option because it is still considered a single option grant. It cannot be separated for purposes of the New Grant Program.

27. If I choose to participate in the New Grant Program, what will happen to my options that will be cancelled?

      If you elect to participate in the New Grant Program, then on 5:00 p.m., Pacific Time, on May 14, 2002, we will cancel all of the option grants with an exercise price greater than or equal to $7.50 per share for FIBR shares and all SNI options, regardless of exercise price, that you have elected to tender, which are properly and lawfully tendered. You will not be eligible to be granted any additional options until the replacement grant date, when we will grant new options.

28. Will the shares subject to cancelled options be returned to the pool of shares available for future grant under the plans?

      The shares of FIBR common stock subject to options originally granted under the 2000 Plan which are cancelled pursuant to the New Grant Program will be returned to the pool of shares available for grants of new options under the 2000 Plan. The 137,977 shares of FIBR common stock subject to options granted under the 1988 Plan, the 1997 Plan, and the 1999 program, will not be available for grants of new options. The shares of SNI common stock subject to those options cancelled pursuant to the New Grant Program are not subject to regranting, however the shares presently reserved under our 2000 Plan for the conversion of these options into FIBR options will be available for new option grants.

                    SPECIFIC QUESTIONS ABOUT THE NEW OPTIONS

29.   When will we grant the new options?

      We will grant the new options on the replacement grant date. If we cancel options tendered for exchange on May 13, 2002, the replacement grant date of the new options will be on or after October 1, 2002.

30.   What will be the share amount of the new options?

      Employees who participate in this program will receive a new option grant on the replacement grant date in exchange for each cancelled option grant. The number of FIBR shares covered by each new option grant will be equal to the number of FIBR shares covered by the cancelled FIBR stock option grant for which such option grant was exchanged or, in the case of an SNI option grant, equal to 1 FIBR share for every 3.9 SNI shares for which each SNI option grant was exchanged, subject to adjustments for any stock splits, stock dividends and similar events. New stock options will be granted, pursuant to a new option agreement between you and us, under the 2000 Plan for those options that are cancelled pursuant to this offer. If you have more than one option grant cancelled, you will have the same number of option grants following the replacement grant date. Separate cancelled option grants will not be consolidated into a single new option grant.

31.   What will be the exercise price of the new options?

      The exercise price of the new options will be the 4:00 p.m. Eastern Time closing sales price of our common stock as reported on the Nasdaq National Market or other market on which our common stock is traded on the replacement grant date. Because the replacement grant date is more than six months after the date we cancel the options accepted for exchange and the price of our stock on the stock market is volatile, the new options may have a higher exercise price than your current options. We recommend that you obtain current market quotations for our common stock before deciding whether to exchange your options.

32.   What will be the vesting schedule of the new options?

      All new options granted in this program will be vested to the same degree that the cancelled options would have been vested on the replacement grant date, with the remaining unvested portion of each new option grant vesting after the replacement grant date in accordance with the vesting schedule of the cancelled options for which the new grant was exchanged.

33. If my current option(s) are Incentive Stock Options, will my new option(s) be Incentive Stock Options?

      No. All new options will be nonqualified stock options.

34.   What will be the terms and conditions of the new options?

      The terms and conditions of the new options will be substantially the same as the cancelled options, except that Incentive Stock Options will be replaced with nonqualified stock options and will have a new exercise price. The new options will have a new ten-year term, starting on the replacement grant date. If your cancelled options were granted under the 1988 Plan, the 1997 Plan, the 1999 program, or the SNI Plan, your new option will be governed by the 2000 Plan.

35. Why won't we grant the new options immediately after we cancel the options accepted for exchange?

      If we were to grant the new options on any date that is earlier than six months and one day after the date we cancel the options accepted for exchange, under current accounting rules we would be required to record additional compensation expense against our earnings until these new options are exercised, cancelled or terminated. By deferring the grant of the new options for at least six months and one day, we believe we will not have to record this compensation expense.

36. What happens if Sorrento Networks Corporation is subject to a change in control before the new options are granted?

      If a change of control of Sorrento Networks Corporation occurs before we issue the replacement options, and the acquiring company agrees to assume other outstanding options of Sorrento Networks Corporation, we will require the acquiring company to also assume the obligation to issue replacement options pursuant to the New Grant Program. The New Grant Program is designed such that employees with the right to receive replacement options will receive similar treatment as employees holding other outstanding options. If such a change of control were to occur and the acquiring company agreed to assume our outstanding options, you would receive replacement options in the surviving entity provided that you remain continuously employed with Sorrento Networks Corporation or one of our subsidiaries and the acquiring company through the replacement option grant date. The number of shares covered by the options that you receive would be determined by taking the number of shares of our common stock that you would have received in the absence of the change of control transaction, adjusted in the same manner as options assumed in connection with the change of control transaction. As a result, the new options you receive may not cover the same number of shares as your cancelled options, but it would cover the same number of shares that your cancelled options would have covered after it was converted in the change of control. The exercise price per share of the replacement options would be the closing price of the acquiring company's stock on the replacement grant date.

      We cannot guarantee that the acquiring company in any change of control transaction, and especially in a purchase of assets, will agree to assume existing options and therefore assume the obligation to issue replacement options. Therefore, it is possible that you may not receive any replacement options, securities of the surviving company or other consideration in exchange for your cancelled options if we are acquired before the replacement options are granted. In addition, the announcement of a change of control transaction regarding Sorrento Networks Corporation could have a substantial effect on our stock price, including substantial stock price appreciation, which could reduce or eliminate potential benefits provided by the New Grant Program.

      In the event of a sale of some of our assets such as a division or a part of the company, the acquiring party would not be obligated to assume the obligation to issue replacement options under the New Grant Program. In the event of such a transaction, you would not receive options to purchase stock or securities of the acquiring company or any other consideration in exchange for your cancelled options.

      We reserve the right to take any action, including entering into an asset purchase or similar transaction, that our Board of Directors believes is in the best interest of our Company and our stockholders.

37. After the grant of my new option(s), what happens if I again end up "underwater"?

      We are implementing the New Grant Program at this time due to the unusual stock market conditions that have affected many companies throughout the country. Therefore, this is intended to be a one-time offer and we do not expect to implement such a program in the future. As your stock options are valid for ten years from the date of initial grant, subject to continued employment, the price of our common stock may appreciate over the long term even if the exercise price of your options is below the trading price of our common stock for some period of time after the grant date of the new options. However, we can provide no assurance as to the price of our common stock at any time in the future.

38.   What do I need to do to participate in the New Grant Program?

      As described in the answer to Question 6, to participate, you must complete the Letter of Transmittal (Election to Participate) that is attached at the end of this Offer to Exchange, sign it, and ensure that Sorrento Networks Corporation receives the documents no later than 5:00 p.m. Pacific Time on May 14, 2002. For all SNI options, you must also complete and sign the attached Stock Option Conversion Notice. If possible, please hand deliver your forms to Sorrento Networks Corporation. Otherwise, you can return your form either by fax to (858) 558-3977 attn: Tom McLain or by mail to Sorrento Networks Corporation attn: Tom McLain, 9990 Mesa Rim Road, San Diego, California 92121.

                          SORRENTO NETWORKS CORPORATION


                                OFFER TO EXCHANGE


                                  April 3, 2002

                                TABLE OF CONTENTS

                                                                                                     Page
                                                                                                     ----
INTRODUCTION                                                                                          15

 1.     NUMBER OF OPTIONS; EXPIRATION DATE                                                            16

 2.     PURPOSE OF THE NEW GRANT PROGRAM                                                              18

 3.     PROCEDURES FOR ELECTING TO PARTICIPATE IN THE NEW GRANT PROGRAM                               19

 4.     WITHDRAWAL RIGHTS                                                                             20

 5.     ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW OPTIONS                                21

 6.     CONDITIONS OF THE NEW GRANT PROGRAM                                                           23

 7.     PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS                                            26

 8.     SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS                                      27

 9.     INFORMATION CONCERNING SORRENTO NETWORKS CORPORATION; FACTORS THAT YOU SHOULD
        CONSIDER WHEN MAKING YOUR DECISION                                                            28

10.     INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND
        ARRANGEMENTS CONCERNING THE OPTIONS                                                           32

11.     STATUS OF OPTIONS ACQUIRED BY US IN THE NEW GRANT PROGRAM; ACCOUNTING CONSEQUENCES OF THE
        NEW GRANT PROGRAM                                                                             33

12.     LEGAL MATTERS; REGULATORY APPROVALS                                                           34

13.     MATERIAL INCOME TAX CONSEQUENCES                                                              34

14.     EXTENSION OF THE NEW GRANT PROGRAM; TERMINATION; AMENDMENT                                    35

15.     FEES AND EXPENSES                                                                             36

16.     ADDITIONAL INFORMATION                                          36

17.     MISCELLANEOUS                                                   38

                                  INTRODUCTION

         Sorrento Networks Corporation is offering to our employees and to the employees of our subsidiaries, the right to exchange all outstanding options to purchase shares of our common stock having an exercise price greater than or equal to $7.50 per share for FIBR shares and all SNI options, regardless of exercise price, granted under the Sorrento Networks Corporation 1988 Stock Option Plan (the "1988 Plan"), the Amended and Restated 1997 Incentive and Non-Qualified Stock Option Plan (the "1997 Plan"), the 1999 special grant program (the "1999 program"), the Sorrento Networks Corporation 2000 Stock Incentive Plan (the "2000 Plan") and the Sorrento Networks, Inc. 2000 Stock Option/Stock Issuance Plan (the "SNI Plan") and, collectively with the 1998 Plan, the 1997 Plan, the 1999 program and the 2000 Plan, (the "Plans") for new nonqualified stock options. New stock options will be granted under the 2000 Plan for those options that are cancelled pursuant to this offer. If you wish to participate in the New Grant Program, you may elect to exchange any option grants that have an exercise price greater than or equal to $7.50 per share for FIBR shares and all SNI option grants regardless of exercise price. However, you may not participate in the New Grant Program if you were granted options on or after October 1, 2001. Our current and former directors and executive officers and key management personnel are not eligible to participate in the New Grant Program. We are making this offer upon the terms and subject to the conditions set forth in this Offer to Exchange and in the accompanying Letter of Transmittal (Election to Participate). Grants of new options will be made no sooner than six months and one day from the date we cancel the options accepted for exchange. The New Grant Program is not conditioned upon a minimum number of options being tendered for exchange, however, you cannot elect to tender and exchange only a part of an outstanding option grant. The New Grant Program is subject to conditions, which we describe in Section 6 of the Offer to Exchange.

         In order to receive the new option(s), you must have a signed confidentiality and non-disclosure agreement on file with us, and you must still be employed with us on the replacement grant date. If you are an at-will employee, your election to participate in the New Grant Program does not in any way change your status as an at-will employee.

         In addition, we cannot guarantee you that you will receive new option(s) in the New Grant Program if a change of control of Sorrento Networks Corporation occurs between the time of the cancellation of your option(s) and the replacement grant date.

         We are implementing the New Grant Program because a considerable number of our employees have stock options that have exercise prices significantly above our current and recent trading prices. We believe that the New Grant Program will provide renewed incentives to our employees and that, for many eligible employees, the exchange will increase the likelihood that they will realize gains from the exercise of their options. We are offering this program to allow our employees to choose on a voluntary basis whether to keep their current stock options at their current exercise price, or to tender those options for new options.

         As of March 15, 2002, options to purchase 8,461,561 shares of our common stock were issued and outstanding under the Plans, after converting SNI options to FIBR options using a conversion ratio of 3.9 SNI Options to 1 FIBR Option. These options had exercise prices ranging from $2.93 to $69.13. All of these options that have an exercise price greater than or equal to $7.50 per share for FIBR shares and all SNI options, regardless of exercise price, except those held by our current and former directors and executive officers, former employees, employees based outside the United States, independent contractors, advisory board members, key management personnel, other non-employees, and those held by employees who received option grants during the six months since October 1, 2001 are eligible for tender in the New Grant Program. All options we accept in this program will be cancelled and retired. The shares of FIBR common stock subject to those options originally granted under the 2000 Plan cancelled pursuant to the New Grant Program will be returned to the pool of shares available for grants of new options under the 2000 Plan. The shares of SNI common stock subject to those options cancelled pursuant to the New Grant Program will not be regranted, however, the shares presently reserved under our 2000 Plan for the conversion of these options will be available for new option grants.

1. NUMBER OF OPTIONS; EXPIRATION DATE.

         Upon the terms and subject to the conditions of this Offer to Exchange, we will exchange all eligible outstanding options that are properly tendered for exchange and not validly withdrawn from tender in accordance with Section 4 before the "expiration date", as defined below, for new nonqualified stock option grants to purchase common stock under the 2000 Plan. If your options are properly tendered and accepted for exchange, you will be entitled to receive new stock option grants to purchase the number of shares of our common stock that is equal to the number of shares subject to the option grants that you elected to exchange, subject to adjustments for any stock splits, stock dividends and similar events. The number of FIBR options granted in exchange for each tendered SNI option grant will be calculated by converting the underlying SNI shares to FIBR shares at a ratio of 1 FIBR share for every 3.9 SNI shares, subject to adjustments for any stock splits, stock dividends and similar events. The new option grant(s) will be subject to the terms of the 2000 Plan, pursuant to a new option agreement between us and you.

         Current employees of Sorrento Networks Corporation who have a signed confidentiality and non-disclosure agreement on file with us and who hold stock options under the Plans that have exercise prices at or above $7.50 per share for FIBR shares or any SNI options, regardless of exercise price, are eligible to participate in the New Grant Program. However, employees who received option grants on or after October 1, 2001 are ineligible to participate in the New Grant Program. Any employee whose employment with us has been terminated, whether voluntarily or involuntarily, is also not eligible to participate in the New Grant Program, irrespective of the effective date of such termination. Our current and former directors and executive officers, independent contractors, advisory board members, key management personnel and other non-employees are not eligible to participate in the New Grant Program.

         IF YOU ARE NOT AN EMPLOYEE OF SORRENTO NETWORKS CORPORATION OR ONE OF OUR SUBSIDIARIES FROM THE DATE YOU ELECT TO TENDER YOUR OPTION(S) THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE A NEW OPTION IN EXCHANGE FOR YOUR CANCELLED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE. YOU ALSO WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR YOUR CANCELLED OPTIONS IF YOU ARE NOT AN EMPLOYEE FROM THE DATE YOU ELECT TO TENDER OPTIONS THROUGH THE DATE WE GRANT
THE NEW OPTIONS.

         If you wish to participate in the New Grant Program, you may elect to cancel any option grants that have an exercise price greater than or equal to $7.50 per share for FIBR shares or any SNI options, regardless of exercise price. However, you may not participate in the New Grant program if you were granted options on or after October 1, 2001. If you elect to cancel an option grant, it must be cancelled as to all shares that are outstanding under the option grant. An option grant cannot be partially cancelled.

         The term "expiration date" means 5:00 p.m., Pacific Time, on May 14, 2002, unless and until we, in our discretion, have extended the period of time during which you may elect to participate in the New Grant Program, in which event the term "expiration date" refers to the latest time and date on which your right to participate, as so extended, expires. See Section 14 for a description of our rights to extend, delay, terminate and amend the expiration date.

          We will notify you of such action, and extend the expiration date for a period of no fewer than ten business days after the date of such notice if we increase or decrease:

        o   the amount of consideration offered for the options;

        o the number of options eligible to be tendered for exchange in the New Grant Program, except that in the case of an increase, it must be by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to the New Grant Program immediately prior to the increase; or

        o the period in which you may participate in the New Grant Program by changing the date on which your right to participate is scheduled to expire to a date not earlier than the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in

            Section 14.

         For purposes of the New Grant Program, a "business day" means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

2. PURPOSE OF THE NEW GRANT PROGRAM.

         We issued the options outstanding under the Plans to provide our employees an opportunity to acquire or increase their ownership stake in Sorrento Networks Corporation, creating a stronger incentive to expend maximum effort for our growth and success and encouraging our employees to continue their employment with us.

         Many of these options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. We are implementing the New Grant Program to provide our employees with the opportunity to own options that over time may have a greater potential to increase in value, which we hope will create better performance incentives for employees and their increased performance in response to those incentives will cause a commensurate increase in the value of our common stock for our current and future stockholders.

         Because of the number of options currently outstanding, an additional grant equal to all out-of-the money options held by Sorrento Networks Corporation employees could be significantly dilutive to our current and future stockholders and could potentially have a negative impact on our outstanding shares and earnings per share.

CONSIDERING THE RISKS ASSOCIATED WITH THE VOLATILE AND UNPREDICTABLE NATURE OF THE STOCK MARKET, THE TECHNOLOGY SECTOR AND OUR INDUSTRY IN PARTICULAR, THERE IS NO GUARANTEE THAT THE CLOSING MARKET PRICE OF OUR COMMON STOCK ON THE REPLACEMENT GRANT DATE (AND THEREFORE THE EXERCISE PRICE OF ANY NEW OPTION) WILL BE LESS THAN OR EQUAL TO THE EXERCISE PRICE OF YOUR EXISTING OPTION, OR THAT
YOU WILL EVER BE ABLE TO REALIZE A GAIN ON YOUR NEW OPTION.

         Subject to the foregoing, and except as otherwise disclosed in this Offer to Exchange or in our filings with the Securities and Exchange Commission, we currently have no plans or proposals that relate to or would result in:

        o an extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries that is material to us (however, we expect to consider such matters from time to time);

        o any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

        o any material change in our present dividend rate or policy, or our indebtedness or capitalization;

        o   any other material change in our corporate structure or business;

        o our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

        o our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

        o the suspension of our obligation to file reports under Section 15(d) of the Securities Exchange Act;

        o the acquisition by any person of any of our securities or the disposition of any of our securities (other than as a result of the exercise of stock options issued under the Plans or purchases made under our employee stock purchase plan) in an amount that is material to us; or

        o any changes in our certificate of incorporation, bylaws of other governing instruments or any actions that could impede the acquisition of control of us.

         Neither we nor our Board of Directors makes any recommendation as to whether you should elect to participate in the New Grant Program, nor have we authorized any person to make any such recommendation. We urge you to evaluate carefully all of the information in this Offer to Exchange and to consult your own investment and tax advisors. You must make your own decision whether to elect to participate in the New Grant Program.

3. PROCEDURES FOR ELECTING TO PARTICIPATE IN THE NEW GRANT PROGRAM.

         Proper Exchange Of Options. To elect to participate in the New Grant Program, you must, in accordance with the terms of the Letter of Transmittal (Election to Participate) that is attached at the end of this Offer to Exchange, properly complete, duly execute and deliver to us the Letter of Transmittal (Election to Participate), and, for SNI options, the Stock Option Conversion Notice or a facsimile of the Letter and Notice, along with any other required documents.

         Sorrento Networks Corporation must receive all of the required documents before the expiration date. If possible please hand deliver these documents to Sorrento Networks Corporation. Otherwise, you can deliver them by fax at (858) 558-3977 attn: Tom McLain or by mail to Sorrento Networks Corporation attn: Tom McLain, 9990 Mesa Rim Road, San Diego, California 92121. Please allow sufficient time to ensure that we receive these documents on time.

          If you do not turn in your election form and other documents by the deadline, then you will not participate in the New Grant Program, and all stock options you currently hold will remain unchanged at their original price and terms.

         If you do not elect to participate in the New Grant Program, in addition to your retained options, you will receive a supplemental grant of options for shares equal to 10% of the equivalent number of options you retain. For the purpose of calculating the number of options you will receive in the supplemental option grant, your retained SNI options will be converted to FIBR options using a conversion ratio of 3.9 SNI shares to 1 FIBR share. If you do elect to participate in the New Grant Program you will NOT receive a supplemental grant.

         The method of delivery of all documents, including the Letter of Transmittal (Election to Participate) and any other required documents, including the Stock Option Conversion Notice, if necessary, is at the election and risk of the electing option holder. You should allow sufficient time to ensure timely delivery.

         Determination Of Validity; Rejection Of Options; Waiver Of Defects; No Obligation To Give Notice Of Defects. We will determine, in our discretion, all questions as to the form of documents and the validity, eligibility, including time of receipt, and acceptance of any election to participate in the New Grant Program. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all elections to participate in the New Grant Program that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely-tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the New Grant Program or any defect or irregularity in any election with respect to any particular options or any particular option holder. No election to participate in the New Grant Program will be valid until all defects or irregularities have been cured by the electing option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any such notice.

         Our Acceptance Constitutes An Agreement. Your election to participate in the New Grant Program pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the New Grant Program. Our acceptance for cancellation of the options elected for tender by you pursuant to the New Grant Program will constitute a binding agreement between us and you upon the terms and subject to the conditions of the New Grant Program.

         Subject to our rights to extend, terminate and amend the New Grant Program, we currently expect that we will accept promptly after the expiration date all properly tendered options that have not been validly withdrawn.

4. WITHDRAWAL RIGHTS.

         You may withdraw the options you have elected to tender only if you comply with the provisions of this Section 4.

         You have the right to withdraw the options you have elected to tender at any time before 5:00 p.m. Pacific Time on May 14, 2002. If we extend the time during which you may elect to participate in the New Grant Program, you have the right to withdraw these options from tender at any time until the extended period expires. In addition, if we do not accept your options for participation in the New Grant Program before May 28, 2002, the 40th business day from the commencement of the New Grant Program, you may withdraw such options from tender at any time after May 28, 2002.

         To withdraw options, you must deliver a written Notice of Withdrawal with the required information included, while you still have the right to withdraw the election to participate in the New Grant Program. We recommend that you hand deliver the Notice of Withdrawal. Otherwise you can send it by mail to Sorrento Networks Corporation attn: Tom McLain, 9990 Mesa Rim Road, San Diego, California 92121, or by facsimile to (858) 558-3977 attn: Tom McLain. A form of Notice of Withdrawal accompanies this Offer to Exchange. The Notice of Withdrawal must include your name, the grant date, exercise price and total number of shares included in each option, and the total number of options to be withdrawn. Except as described in the following sentence, the option holder who has elected to participate in the New Grant Program (and who subsequently elects to withdraw his or her options from the New Grant Program) must sign the notice of withdrawal exactly as such option holder's name appears on the option agreement(s). If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in such capacity must be indicated on the notice of withdrawal.

         You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly elected for participation in the New Grant Program, unless you properly re-elect those options before the expiration date by following the procedures described in Section 3.

         Neither Sorrento Networks Corporation nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding.

5. ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW OPTIONS.

         Upon the terms and subject to the conditions of this Offer to Exchange and as promptly as practicable following the expiration date, we will accept for exchange and cancel options properly tendered for exchange and not validly withdrawn before the expiration date. If your options are properly tendered for exchange on or prior to May 14, 2002 and accepted for exchange, you will be granted a new nonqualified stock option on the replacement grant date, which will be during our fourth fiscal quarter but not prior to November 15, 2002.
If we
extend the date by which we must accept and cancel options properly elected for exchange, you will be granted a new stock option no sooner than six months and one day after the extended date.

          If we accept options you elect to tender in the New Grant Program, you will be ineligible until after the replacement grant date for any additional stock option grants for which you might otherwise have been eligible before the replacement grant date. This allows us to avoid incurring a compensation expense because of accounting rules that could apply to these interim option grants as a result of the New Grant Program.

         Your new option grant(s) will entitle you to purchase the same number of shares of our common stock that is equal to the number of shares subject to the options you elect to tender, subject to adjustments for any stock splits, stock dividends and similar events and subject to conversion of SNI options at a conversion ratio of 3.9 SNI shares for 1 FIBR share. Your new option grant will be vested to the same degree that your cancelled option grant would have been vested on the replacement grant date, with the unvested portion of your new option grant vesting after the replacement grant date in accordance with the vesting schedule for the cancelled option for which the new grant was exchanged. Your new option will have a ten-year term, starting on the replacement grant date.

         If you are an at-will employee your election to participate in the New Grant Program will not in any way change your status as an at-will employee. Therefore, if your employment with Sorrento Networks Corporation or one of our subsidiaries is terminated by you, Sorrento Networks Corporation, or one of our subsidiaries, voluntarily, involuntarily, or for any reason or no reason, before your new option is granted, you will not have a right to any stock options that were previously cancelled, and you WILL NOT have a right to any grant that would have been granted on the replacement grant date. If you are not an employee of Sorrento Networks Corporation or one of our subsidiaries from the date you elect to exchange options through the date we grant the new options, you will not be eligible to receive a grant of new options in exchange for your cancelled options that have been accepted for exchange. You also will not receive any other consideration for your tendered and cancelled options if you are not an employee from the date you elect to participate in the New Grant Program through the date we grant the new options.

         In the event of a change of control of Sorrento Networks Corporation occurring before we issue the replacement options, to the extent the acquiring company agrees to assume other outstanding options of Sorrento Networks Corporation, we will require the acquiring company to assume the obligation to issue replacement options pursuant to the New Grant Program. The New Grant Program is designed such that employees with the right to receive replacement options will receive similar treatment as employees holding other outstanding options. If such a transaction were to occur and the acquiring company agreed to assume our outstanding options, you would receive replacement options in the surviving entity provided that you remain continuously employed with Sorrento Networks Corporation or one of our subsidiaries, and the acquiring company through the replacement grant date. The amount of shares subject to the new stock options you receive would be determined by taking the number of shares of our common stock that you would have received in the absence of the change of control transaction, adjusted in the same manner as options assumed in connection with the change of control transaction. As a result, the new options you receive may not cover the same number of shares as your cancelled options. The exercise price per share of the replacement options would be the closing price of the acquiring company's stock on the replacement grant date.

         In the event of a sale of some of our assets such as a division or a part of the company, the acquiring party would not be obligated to assume the obligation to issue replacement options under the New Grant Program. In the event of such a transaction, you would not receive options to purchase stock or securities of the acquiring company or any other consideration in exchange for your cancelled options.

         We cannot guarantee that the acquiring company in any change of control transaction, and especially in a purchase of assets, would agree to assume existing options and therefore the obligation to issue replacement options. Therefore, it is possible that you may not receive any replacement options, securities of the surviving company or other consideration in exchange for your cancelled options if we are acquired before the replacement options are granted. In addition, the announcement of a change of control transaction regarding Sorrento Networks Corporation could have a substantial effect on our stock price, including substantial stock price appreciation, which could reduce or eliminate potential benefits provided by the New Grant Program.

         We reserve the right to take any action, including entering into an asset purchase or similar transaction, that our Board of Directors believes is in the best interest of our company and our stockholders.

         For purposes of the New Grant Program, we will be deemed to have accepted for exchange options that are validly tendered and not properly withdrawn from tender, if and when we give oral or written notice to the option holders of our acceptance for exchange of such options. Subject to our rights to extend, terminate and amend the expiration date, we currently expect that your new option agreement(s) will be mailed to you within three weeks of the replacement grant date. You will need to sign and return your new option agreement(s) before you will be able to exercise the new options.

6. CONDITIONS OF THE NEW GRANT PROGRAM.

          Notwithstanding any other provision of the New Grant Program, we will not be required to accept any options submitted to us for cancellation and exchange, and we may terminate or amend the New Grant Program, or postpone our acceptance and cancellation of any options submitted to us for cancellation and exchange, in each case, subject to certain limitations, if at any time on or after April 3, 2002 and prior to May 14, 2002 any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any such case, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the New Grant Program or to accept and cancel options submitted to us for exchange:


(i) any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, is threatened, instituted or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of the New Grant Program, the acquisition of some or all of the options submitted to us for exchange pursuant to the New Grant Program, the issuance of new options, or otherwise relates in any manner to the New Grant Program or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of Sorrento Networks Corporation or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the benefits that we believe we will receive from the New Grant Program;

(ii) any action is threatened, pending or taken, or any approval is withheld, or any statute, rule, regulation, judgment, order or injunction is threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to apply to the New Grant Program or Sorrento Networks Corporation or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

      o make it illegal for us to accept some or all of the existing options for exchange and cancellation or to issue the new options for some or all of the options submitted to us for cancellation and exchange or otherwise restrict or prohibit completion of the New Grant Program or otherwise relates in any manner to the New Grant Program;

      o delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the options elected for exchange;

      o materially impair the benefits that we believe we will receive from the New Grant Program; or

      o materially and adversely affect the business, condition (financial or other), income, operations or prospects of Sorrento Networks Corporation or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries.

(iii) there has occurred:

      o any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

      o the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

      o the commencement or escalation of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

      o any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;

      o any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business, condition (financial or other), operations or prospects of Sorrento Networks Corporation or our subsidiaries or that, in our reasonable judgment, makes it inadvisable to proceed with the New Grant Program;

      o in the case of any of the foregoing existing at the time of the commencement of the New Grant Program, a material acceleration or worsening thereof; or

      o any decline in either the Nasdaq National Stock Market by an amount in excess of 10% measured during any time period after the close of business on April 3, 2002;

(iv) there has occurred any change in generally accepted accounting standards that could or would require us for financial reporting purposes to record compensation expense against our earnings in connection with the New Grant Program;

(v) a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

      o any person, entity or "group", within the meaning of Section 13(d)(3) of the Securities Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such persons, entity or group that has filed a
         Schedule 13D or Schedule 13G with the Securities and Exchange Commission on or before May 14, 2002;

      o  any such person, entity or group that has filed a Schedule 13D or
         Schedule 13G with the Securities and Exchange Commission on or before May 14, 2002 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of our common stock; or

      o any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries; or

(vi) any change or changes occur in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of Sorrento Networks Corporation or our subsidiaries that, in our reasonable judgment, is or may be material to Sorrento Networks Corporation or our subsidiaries.


         The conditions to the New Grant Program are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the New Grant Program. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this section will be final and binding upon all persons.

7. PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS.

         Our common stock is quoted on the Nasdaq National Market System under the symbol "FIBR." The following table presents the high and low trading prices per share of our common stock since May 2000, as reported by the Nasdaq National
Market:


                                                             High         Low
                                                             ----         ---
Fiscal Year ending January 31, 2001:
    Quarter from February 1, 2000 to April 30, 2000          149.75        26.75
    Quarter from May 1, 2000 to July 31, 2000                 93.38        26.19
    Quarter from August 1, 2000 to October 31, 2000           78.75        17.75
    Quarter from November 1, 2000 to January 31, 2001         43.81        10.00

Fiscal Year Ended January 31, 2002:
    Quarter from February 1, 2001 to April 30, 2001           27.63         3.50
    Quarter from May 1, 2001 to July 31, 2001                 16.85         5.27
    Quarter from August 1, 2001 to October 31, 2001            8.35         1.50
    Quarter from November 1, 2001 to January 31, 2002          5.30         3.03

Fiscal Year Ended January 31, 2003:
    Quarter beginning February 1, 2002                         4.04         2.00

         We recommend that you obtain current market quotations for our common stock before deciding whether to participate in the New Grant Program.

8. SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.

         Consideration. We will issue new options to purchase common stock under the 2000 Plan in exchange for outstanding eligible options properly tendered and accepted for exchange by us. The number of shares of common stock subject to new options to be granted to each option holder will be equal to the number of shares subject to the tendered options, subject to adjustments for any stock splits, stock dividends and similar events. The number of SNI shares subject to each new option will be calculated by converting at a ratio of 1 FIBR share for every 3.9 SNI shares for each of your corresponding tendered options, subject to adjustments for any stock splits, stock dividends and similar events. You cannot cancel one part of an option grant that has been split into an incentive stock option grant and a nonqualified stock option grant because it is still considered a single option grant. It cannot be separated for purposes of this program. The shares of FIBR common stock subject to options originally granted under the 2000 Plan cancelled pursuant to the New Grant Program will be returned to the pool of shares available for grants of new options under the 2000 Plan. The 137,977 shares of FIBR common stock subject to options granted under the 1988 Plan, the 1997 Plan, and the 1999 program will not be available for grants of new options. The shares of SNI common stock subject to these options cancelled pursuant to the New Grant Program are not subject to regranting, however, the shares presently reserved under our 2000 Plan for the conversion of these options into FIBR options will be available for new option grants. Options to purchase approximately 1,433,053 shares will be granted under the New Grant Program, if the maximum number of eligible options are surrendered for cancellation.

         Terms Of New Options. The new nonqualified stock options to be granted will be issued under the 2000 Plan. We will issue a new option agreement to each option holder who receives a new option grant on the replacement grant date. Except for the new exercise price and status as a nonqualified stock option for cancelled Incentive Stock Options, the terms and conditions of the new options will be substantially the same as the cancelled options. The new options will have a new ten-year term, starting on the replacement grant date.

         The terms and conditions of current options under the Plans are set forth in the respective Plans and the stock option agreement(s) you entered into in connection with the grant. The terms and conditions of the Plans are summarized in the applicable prospectuses prepared by us and previously distributed to you. You may obtain copies of each of these prospectuses and the Plans as indicated below.

         United States Federal Income Tax Consequences Of Options. If you exchange your existing options for new options, you will not be required under current law to recognize income for United States federal income tax purposes at the time of the exchange or at the date of grant of the new options. With regard to the new nonqualified stock options, the tax aspects of such options will be the same as any other nonqualified option grant. We do not believe that our offer to you will change any of the terms of your eligible Incentive Stock Options if you do not accept this offer. However, if you choose not to accept the Offer to Exchange, it is possible that the Internal Revenue Service would decide that your right to exchange your Incentive Stock Options under the Offer to Exchange is a "modification" of your incentive stock options, even though you will not have exchanged the options. A successful assertion by the IRS that an option is modified could extend the option's holding period to qualify for favorable tax treatment and cause a portion of the Incentive Stock Option to be treated as a nonqualified stock option.

         We recommend that you consult your own tax advisor with respect to the federal, state, provincial, local and/or foreign tax consequences of participating in the New Grant Program.

         Options granted under the New Grant Program will be nonqualified stock options. They will not be Incentive Stock Options (as defined in the Internal Revenue code). No taxable income is recognized by an optionee upon the grant of a nonqualified stock option. However, unlike the Incentive Stock Options you may now hold, the optionee will, in general, recognize ordinary income in the year in which the option is exercised. The amount of ordinary income is equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares. The optionee will be required to satisfy the tax withholding requirements applicable to such income.

         We will be entitled to a business expense deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised nonqualified stock option. The deduction will in general be allowed for the taxable year of Sorrento Networks Corporation in which the ordinary income is recognized by the optionee.

         Important Note: The statements in this Offer to Exchange concerning the Plans and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of the Plans and the form of stock option agreements under the Plans.

         Please contact Sorrento Networks Corporation at (858) 558-3960, to receive a copy of the Plans, prospectuses or forms of stock option agreements. We will promptly furnish you copies of these documents at our expense.

9. INFORMATION CONCERNING SORRENTO NETWORKS CORPORATION; FACTORS THAT YOU SHOULD CONSIDER WHEN MAKING YOUR DECISION

Overview

         We are a leading supplier of end-to-end, intelligent optical networking solutions for metropolitan and regional applications world-wide. Our solutions enable communication service providers to increase bandwidth utilization, reduce network costs and complexity and provide a scalable and efficient networking platform to address the rapidly growing demand for bandwidth. Our systems allow communication service providers to relieve the growing traffic bottlenecks in the metropolitan and regional networks by supporting a wide variety of protocols, mixed speeds of traffic and changing traffic patterns directly over optical networks. Our optical multiplexing platform can be used in both metropolitan and regional network applications. Our comprehensive suite of optical networking interfaces and optical access multiplexers allows us to also address the optical access market.

         We are currently developing all-optical wavelength routing switches that will further increase the functionality of our end-to-end all-optical networking solution. Our optical network element management platforms permit management of end-to-end optical networks. We currently have an installed base with over twenty communications service providers and system integrators worldwide, including AT&T Broadband Network Solutions, Deutsche Telekom, Belgacom, United Pan-Europe Communications, Cox Communications and INRANGE Technologies. According to Ryan, Hankin & Kent, a telecommunications industry research group, we garnered 5.3% of the North American metropolitan DWDM system market in calendar 2000 by selling our GigaMux'r' optical transport systems and EPC'TM' access multiplexers. On January 17, 2001, we changed our name to Sorrento Networks Corporation from Osicom Technologies, Inc. in recognition of the growth and momentum created by our flagship optical networking subsidiary, Sorrento Networks, Inc.

         Additional information about Sorrento Networks Corporation is available from the documents described in Section 16. The financial statements included in our annual reports on Form 10-K for the fiscal years ended January 31, 2001 and 2000 and our quarterly report on Form 10-Q for the quarter ended October 31, 2001 are incorporated herein by reference. Copies of these reports are available from us upon request and are available to the public on the web site of the Securities and Exchange Commission at http://www.sec.gov.

Selected Financial Data


         The following table summarizes certain of our consolidated financial data.



                                                                      Fiscal Years Ended           Nine Months Ended
                                                                         January 31,                  October 31,
                                                                    ----------------------         ------------------
                                                                    2001          2000            2001            2000
                                                                    ----          ----            ----            ----
                                                                         (in thousands except per share data)

Net Sales                                                          $ 44,641      $  68,372        $ 32,561       $ 32,273
Cost of Sales                                                        31,470         36,590          25,015         23,067
                                                                 -----------   ------------    ------------   ------------
      Gross Profit                                                   13,171         31,782           7,546          9,206
                                                                 -----------   ------------    ------------   ------------
Operating Expenses:
      Selling and marketing                                          17,200         16,914          12,248         13,561
      Engineering, research and development                          23,928         11,695          10,237         18,093
      General and administrative                                     18,110         12,753           9,404         12,386
      Deferred compensation                                           1,908              -             609          1,236
      Other operating expenses                                        2,440            371           2,979          2,348
                                                                 -----------   ------------    ------------   ------------
             Total Operating Expenses                                63,586         41,733          35,477         47,624
                                                                 -----------   ------------    ------------   ------------
Income (Loss) from Operations                                       (50,415)        (9,951)        (27,931)       (38,418)
                                                                 -----------   ------------    ------------   ------------
Other Income (Charges)
      Investment income                                               5,507            236             329          1,855
      Interest expense                                                 (918)        (1,864)         (3,834)          (746)
      Other income (charges)                                              -             19             (34)            (4)
      Gain on sale of marketable securities                           3,921         13,970          (1,183)         4,049
                                                                 -----------   ------------    ------------   ------------
             Total Other Income (Charges)                             8,510         12,361          (4,722)         5,154
                                                                 -----------   ------------    ------------   ------------
Income (Loss) from Continuing Operations
      Before Income Taxes                                           (41,905)         2,410         (32,653)       (33,264)
Provision for Income Taxes                                                -              -               -              -
                                                                 -----------   ------------    ------------   ------------
Income (Loss) from Continuing Operations                            (41,905)         2,410         (32,653)       (33,264)

Loss from Discontinued Operations
      (Net of Income Tax of $-0-, $246, $-0-, and $-0-)                   -        (12,419)              -              -
Estimated Loss on Disposal of Discontinued Operations
      (Net of Income Tax of $-0-, $-0-, $-0-, and $-0-)                   -        (11,644)              -              -
                                                                 -----------   ------------    ------------   ------------
Net Income (Loss)                                                  $(41,905)      $(21,653)       $(32,653)      $(33,264)
                                                                 ===========   ============    ============   ============
      Deemed Dividend                                                (1,982)          (103)           (180)        (1,442)
      Preferred Stock Dividends                                           -           (564)
      Accrued, Unpaid Dividends                                        (118)          (150)                          (113)
                                                                 -----------   ------------    ------------   ------------
Net Income (Loss) Attributable to Common Shareholders              $(44,005)      $(22,470)       $(32,833)      $(34,819)
                                                                 ===========   ============    ============   ============

Basic Net Income (Loss) Per Share:
      Weighted Average Common Shares                                 11,855          9,631          13,891         11,658
      Net Loss Per Common Share
             Continuing Operations                                    (3.71)          0.17           (2.36)         (2.99)
             Discontinued Operations                                    n/a          (2.50)            n/a            n/a
                                                                 -----------   ------------    ------------   ------------
      Basic Net Loss Per Common Share                              $  (3.71)      $  (2.33)       $  (2.36)      $  (2.99)
                                                                 ===========   ============    ============   ============
Diluted Net Income (Loss) Per Share:
      Weighted Average Common Shares                                 11,855         10,605          13,891         11,658
      Net Loss Per Common Share
             Continuing Operations                                    (3.71)          0.15           (2.36)         (2.99)
             Discontinued Operations                                    n/a          (2.27)            n/a            n/a
                                                                 -----------   ------------    ------------   ------------
      Basic Net Loss Per Common Share                              $  (3.71)      $  (2.12)       $  (2.36)      $  (2.99)
                                                                 ===========   ============    ============   ============
Deficiency of earnings available to cover fixed charges (1)        $(40,987)      $  4,274        $(28,819)      $(32,518)
                                                                 ===========   ============    ============   ============

(1) Earnings consist of income (loss) from continuing operations before provision for income taxes, plus fixed charges. Fixed charges consist of interest charges, amortization of debt expense and discount related to indebtedness, whether expensed or capitalized, and that portion of rental expense we believe to be representative of interest.



                                                                               January 31,
                                                                               ------------
                                                                    2001          2000             1999
                                                                    ----          ----             ----
Balance Sheet Detail:
      Cash, Cash Equivalents and Marketable Securities             $ 60,223       $182,261        $  3,480
      Working Capital                                                71,993        189,486          11,399
      Total Assets                                                  113,123        223,265          66,796

      Long-term debt, less current portion                            3,819          1,806           1,748
      Total Stockholders' Equity                                     39,733        202,538          38,858

      Book Value per Common Share                                      3.15          17.64            4.35


Factors That You Should Consider When Making Your Decision

         In addition to the risks described under the caption "Factors that May Affect Future Results" in our annual report on Form 10-K for the fiscal year ended January 31, 2001, filed with the Securities and Exchange Commission on May 1, 2001 and our quarterly report on Form 10-Q for the fiscal quarter ended October 31, 2001, filed with the Securities and Exchange Commission on December 17, 2001, you should carefully consider the risks and uncertainties described below and the other information in this Offer to Exchange before deciding whether to participate in the New Grant Program. Copies of these reports are available from us upon request and are available to the public on the web site of the Securities and Exchange Commission at http://www.sec.gov.

         The value of our common stock fluctuates significantly, which could result in an exercise price for your replacement options that is the same as or greater than your existing option. The market price of our common stock has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to a company's operating performance. We expect the price of our common stock to fluctuate. The market price of our common stock could fluctuate in response to many factors, including: announcements of technological innovations or new products; publicity regarding actual or potential results with respect to technologies or products under development; changes in the level of demand for our product and general market conditions or market conditions specific to particular industries. As a result, the exercise price of an option grant received under the New Grant Program may be greater than the exercise price of your current option grant. In addition, the announcement of a change of control transaction regarding Sorrento Networks Corporation could have a substantial effect on our stock price, including substantial stock price appreciation, which could reduce or eliminate any potential benefits provided by the New Grant Program.

         If you are not employed by Sorrento Networks Corporation or one of our subsidiaries on the replacement grant date, you will not receive a replacement option grant. In order to receive new options in exchange for your cancelled options you must be employed by Sorrento Networks Corporation or one of our subsidiaries on the replacement grant date. If you elect to participate in the New Grant Program and are no longer employed by Sorrento Networks Corporation or one of our subsidiaries on the replacement grant date, you will not receive new options or any other consideration in exchange for your cancelled options, including any shares subject to those options that may be vested at the time of cancellation.

         If there is a change of control of Sorrento Networks Corporation, you may not receive a replacement option. In the event of a change of control of Sorrento Networks Corporation occurring before the replacement grant date, we cannot guarantee that the acquiring company would agree to assume existing options and accordingly the obligation to issue replacement options. Therefore, it is possible that you may not receive any replacement options, securities of the surviving company or other consideration in exchange for your cancelled options if there is a change of control of Sorrento Networks Corporation before the replacement grant date, even if you are vested with respect to some or all of the options at this time. In addition, the announcement of a change of control transaction regarding Sorrento Networks Corporation could have a substantial effect on our stock price, including substantial stock price appreciation, which could reduce or eliminate any potential benefits provided by the New Grant Program.

         If you have Incentive Stock Options (as defined in the Internal Revenue
Code), the replacement option will be subject to different tax treatment. Options granted under the New Grant Program will be nonqualified stock options. They will not be Incentive Stock Options. No taxable income is recognized by an optionee upon the grant of a nonqualified stock option. However, unlike the Incentive Stock Options you may now hold, you will, in general, recognize ordinary income in the year in which the option is exercised. The amount of ordinary income is equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares. You will be required to satisfy the tax withholding requirements applicable to such income.

10. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS

         The directors and executive officers of Sorrento Networks Corporation and their positions and offices as of April 3, 2002 are set forth in the following table:

Name                               Position
----                               --------
Phillip W. Arneson                 Chief Executive Officer, President, and
                                   Director
Donne F. Fisher                    Director
Robert L. Hibbard                  Director
Xin Cheng, Ph.D.                   Director
Gary M. Parsons                    Director
Joe R. Armstrong                   Chief Financial Officer
Christopher A. Sue                 Vice President, Finance
Richard A. Jacobson                Senior Vice President, Legal and Secretary
Sunil Rajadhyksha                  President, Meret Communications, Inc.

         The address of each director and executive officer is c/o Sorrento Networks Corporation, 9990 Mesa Rim Road, San Diego, California 92121.

         As of April 3, 2002, those persons who are ineligible to participate in this offer to exchange as a group held options to purchase a total of 7,028,508 shares of our common stock after converting SNI Options to FIBR Options using a conversion ratio of 3.9 SNI shares to 1 FIBR share. These options represented approximately 83% of the shares subject to all options outstanding under the Plans as of that date. Please see the definitive proxy statement for our annual meeting of stockholders, filed with the Securities and Exchange Commission on January 22, 2001, for information regarding the amount of our securities beneficially owned by our executive officers and directors as of January 10, 2002. Agreements with our executive officers and directors are described or filed in our filings with the Securities and Exchange Commission, including our quarterly and reports. Copies of these reports are available from us upon request and are available to the public on the web site of the Securities and Exchange Commission at http://www.sec.gov.

         Gary Parsons, one of our directors, was granted options to purchase 25,000 shares of our common stock on February 21, 2002. The exercise price for such shares is $3.13.

         None of our current and former directors and executive officers is eligible to participate in the New Grant Program.

11. STATUS OF OPTIONS ACQUIRED BY US IN THE NEW GRANT PROGRAM; ACCOUNTING CONSEQUENCES OF THE NEW GRANT PROGRAM.

         The shares of FIBR common stock subject to options originally granted under the 2000 Plan cancelled pursuant to the New Grant Program will be returned to the pool of shares available for grants of new options under the 2000 Plan. The shares of SNI common stock subject to those options cancelled pursuant to the New Grant Program are not subject to regranting, however, the shares currently reserved under our 2000 Plan for the conversion of these options into FIBR options will be available for new option grants.


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


         We believe that we will not incur any compensation expense solely as a result of the transactions contemplated by the New Grant Program because we will not grant any new options until a business day that is at least six months and one day after the date that we accept and cancel options elected for exchange. Further, the exercise price of all new options will equal the 4:00 p.m. Eastern Time closing market price of the common stock on the replacement grant date
(or the last trading day before the replacement grant date, if the market for trading in our stock is closed on such date).

         If we were to grant any options before the scheduled replacement grant date to any option holder electing to tender options, our grant of those options to the electing option holder would be treated for financial reporting purposes as a variable award. In this event, we would be required to record as compensation expense the amount by which the market value of the shares subject to the newly granted options exceeds the exercise price of those shares. This compensation expense would be amortized over the period that the newly granted options are outstanding. We would have to adjust this compensation expense periodically during the option term based on increases or decreases in the market value of the shares subject to the newly granted options.

12. LEGAL MATTERS; REGULATORY APPROVALS.

         Except as noted below, we are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the New Grant Program, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the New Grant Program to accept options elected for exchange is subject to conditions, including the conditions described in Section 6.

13. MATERIAL INCOME TAX CONSEQUENCES.

         The following is a general summary of the material income tax consequences of the exchange of options pursuant to the New Grant Program. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of this Offer to Exchange, all of which are subject to change, possibly on a retroactive basis. The federal tax laws may change and the federal, state and local tax consequences for each employee will depend upon that employee's individual circumstances. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular


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circumstances, nor is it intended to apply in all respects to all categories of option holders.

         If you exchange your options for new options, you will not be required under current law to recognize income for United States federal income tax purposes at the time of the exchange or at the date of grant of the new options. With regard to the new nonqualified stock options, the tax aspects of such options will be the same as any other nonqualified option grant. We do not believe that our offer to you will change any of the terms of your eligible Incentive Stock Options if you do not accept this offer. If you choose not to accept the Offer to Exchange, it is possible that the Internal Revenue Service would decide that your right to exchange your Incentive Stock Options under the Offer to Exchange is a "modification" of your Incentive Stock Options, even though you will not have exchanged the options. A successful assertion by the IRS that an option is modified could extend the option's holding period to qualify for favorable tax treatment and cause a portion of the Incentive Stock Option grant to be treated as a nonqualified stock option.

         We recommend that you consult your own tax advisor with respect to the federal, state, provincial, local and/or foreign tax consequences of participating in the New Grant Program.

14. EXTENSION OF THE NEW GRANT PROGRAM; TERMINATION; AMENDMENT.

         We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 6 has occurred or is deemed by us to have occurred, to extend the expiration date and thereby delay the acceptance for exchange of any options by giving oral, written or electronic notice of such extension to the option holders.

         We also expressly reserve the right, in our sole discretion, prior to the expiration date, to terminate or amend the New Grant Program and to postpone our acceptance and cancellation of any options elected for exchange upon the occurrence of any of the conditions specified in Section 6, by giving oral, written or electronic notice of such termination or postponement to the option holders. Notwithstanding the foregoing, we will return the options elected for exchange promptly after termination or withdrawal of the New Grant Program.

         Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in
Section 6 has occurred or is deemed by us to have occurred, to amend the New Grant Program in any respect.

         Amendments to the New Grant Program may be made at any time and from time to time. In the case of an extension, the amendment must be issued no later than 9:00 a.m. Eastern Time, on the next business day after the last previously scheduled or announced expiration date. Any amendment of the New Grant Program will be


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



disseminated promptly to option holders in a manner reasonably designed to inform option holders of such change. Without limiting the manner in which we may choose to disseminate any amendment of the New Grant Program, except as required by law, we have no obligation to publish, advertise or otherwise communicate any such dissemination.

         If we materially change the terms of the New Grant Program or the information concerning the New Grant Program, or if we waive a material condition of the New Grant Program, we will extend the expiration date. Except for a change in price or a change in percentage of securities sought, the amount of time by which we will extend the expiration date following a material change in the term of the New Grant Program or information concerning the New Grant Program will depend on the facts and circumstances, including the relative materiality of such terms or information. We will notify you of such action, and we will extend the deadline to participate in the New Grant Program for a period of no fewer than ten business days after the date of such notice if we increase or decrease:

         o The amount of consideration offered for the exchanged options;

         o The number of options eligible to be elected for exchange in the New Grant Program, except that in the case of an increase, it must be by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to the New Grant Program immediately prior to the increase; or

         o The period in which you may participate in the New Grant Program, provided that the date on which your right to participate is scheduled to expire will not be changed to a date earlier than the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in this Section 14.

15.  FEES AND EXPENSES

         We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections to exchange options pursuant to the New Grant Program.

16. ADDITIONAL INFORMATION

         We recommend that, in addition to this Offer to Exchange and Letter of Transmittal (Election to Participate), you review the following materials, which we have filed with the Securities and Exchange Commission, before making a decision on whether to participate in the New Grant Program:


     o our annual report on Form 10-K for the fiscal year ended January 31, 2001, filed with the Securities and Exchange Commission on May 1, 2001;


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


     o our annual report on Form 10-K for the fiscal year ended January 31, 2000, filed with the Securities and Exchange Commission on May 5, 2000;

     o our quarterly report on Form 10-Q for the fiscal quarter ended October 31, 2001, filed with the Securities and Exchange Commission on December 17, 2001;

     o the definitive proxy statement for our 2001 annual meeting of stockholders, dated January 22, 2002;

     o the description of our common stock included in our registration statement on Form S-3, which was filed with the Securities and Exchange Commission on September 19, 2001, including any amendments or reports we file for the purpose of updating that description;

     o the registration statement on Form S-8, registering 8,797,480 shares of common stock for issuance under the 2000 Plan and under the 1997
         Plan, which was filed with the Securities and Exchange Commission on March 19, 2002;

     o the registration statement on form S-8, registering 2,385,555 shares for issuance under the 1988 Plan, the 1997 Plan and the 1999 program which was filed with the Securities and Exchange Commission on December 3, 1999; and

     o the registration statement on form S-8, registering 150,000 shares for issuance under the 1988 Plan, which was filed with the Securities and Exchange Commission on November 27, 1995;

     o all documents subsequently filed by us, during the pendency of the Offer to Exchange pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and before the termination of this offering.

         These filings and other reports, registration statements, proxy statements and other filings can be inspected and copied at the Public Reference Room maintained by the Securities and Exchange Commission located in its offices at 450 Fifth Street, N.W, Washington, D.C. 20549. You may obtain copies of all or any part of these documents from this office upon the payment of the fees prescribed by the Securities and Exchange Commission. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-732-0330. These filings are also available to the public on the web site of the Securities and Exchange Commission at http://www.sec.gov.

         Our common stock is quoted on the Nasdaq National Market under the symbol "FIBR."

         We will also provide without charge to each person to whom a copy of this Offer to Exchange is delivered, upon the written or oral request of any such person a copy of any or all of the documents to which we have referred you, other than exhibits to such


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



documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

                          Sorrento Networks Corporation
                               9990 Mesa Rim Road
                           San Diego, California 92121
                             Attn: Tom McLain
                                 (310) 581-4030

         As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

         The information contained in this Offer to Exchange about Sorrento Networks Corporation should be read together with the information contained in the documents to which we have referred you.

17. MISCELLANEOUS

         We are not aware of any jurisdiction where the implementation of the New Grant Program violates applicable law. If we become aware of any jurisdiction where the implementation of the New Grant Program violates applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the New Grant Program will not be made to, nor will elections to exchange options be accepted from or on behalf of, the option holders residing in such jurisdiction.

         We have not authorized any person to make any recommendation on our behalf as to whether you should participate in the New Grant Program. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the New Grant Program other than the information and representations contained in this document or in the accompanying Letter of Transmittal (Election to Participate). If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.


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